VELOCITY ENERGY INC.  (OTCBB: VCYE)
PURCHASE OF APPALACHIAN BASIN NATURAL GAS ASSETS

Velocity Energy Inc. (OTCBB: VCYE) announced today an acquisition of interests in natural gas wells in West Virginia from a private company.  The sale closed on October 2, 2009.

The acquisition includes working interests in 91 natural gas wells producing greater than 2,000 Mcf/d of natural gas from commingled producing zones in the Ravencliff, Maxton, Big Lime, Berea, Gordon and Devonian Shale formations on oil and gas leases in five counties in southern West Virginia covering approximately 13,500 acres.  The total consideration for the acquisition is approximately $1.2 million, 50% of which was paid at Closing and the balance of which is payable on the one year anniversary of the Closing.  The parties also entered into a farmout agreement granting Velocity rights to develop and operate 60 drilling locations.  In addition, Velocity will also have the right to participate with Seller and other working interest owners in over 40 additional wells under a joint operating agreement. Seller's third party reserve report indicated that the properties contained gross proved reserves of 35,000 MMcf as of July 1, 2009, the effective date of the sale. Production from existing wells on these properties is sold at a premium to the NYMEX natural gas index.

Velocity’s President, Don Vandenberg, stated, “We have been pursuing this acquisition and other Appalachian acquisitions as we believe that the long history of successful exploitation of Devonian Shale and other shale horizons (Marcellus, Rhinestreet, and Java) found throughout the region in Appalachia is the best place to position the Company as a profitable aggregator of long-lived oil and gas reserves.  In addition, our developmental drilling program will give the Company the added benefit of the increased opportunity to utilize our drilling rigs.”

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company's Securities and Exchange Commission filings.

Velocity Energy Inc.

Houston, Texas

For Release:  October 9, 2009